Exhibit 99.3

Contact:	Rob Whetstone
PondelWilkinson, Inc.
(310) 279-5963
SOMAXON ANNOUNCES COMPLETION OF PUBLIC OFFERING OF
COMMON STOCK
SAN DIEGO, CA — March 31, 2010 — Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX) today announced the closing of its previously announced public offering of 6,900,000 shares of its common stock, including 900,000 shares sold pursuant to the full exercise of an overallotment option previously granted to the underwriters, at a price to the public of $8.25 per share. The net proceeds from the sale of the shares, after underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $52.8 million.
Jefferies & Company, Inc. acted as sole book-running manager in the offering. The co-manager in the offering was Oppenheimer & Co.
The securities described above were offered by Somaxon pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on November 10, 2009. A final prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC’s web site at http://www.sec.gov. Copies of the final prospectus supplement may be obtained from Jefferies & Company, Inc., Attention: Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022 or at (888) 449-2342. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded pharmaceutical products and late-stage product candidates for the treatment of diseases and disorders in the central nervous system therapeutic area. Somaxon’s product Silenor® (doxepin) has been approved by the FDA for the treatment of insomnia characterized by difficulty with sleep maintenance.